Exhibit 99.1

New Skies Reports Strong Third

Quarter 2005 Performance

Third quarter revenues up 14 percent to $61.2 million,

Adjusted EBITDA increased 25 percent to $39.8 million

HAMILTON, Bermuda, November 9, 2005 – New Skies Satellites Holdings Ltd.  (NYSE: NSE), the global satellite communications company, today reported financial results for the three- and nine-month periods ended September 30, 2005.  Revenues for the quarter were $61.2 million, up 14 percent over the same period in the prior year, net income was $6.1 million and Adjusted EBITDA (A) was $39.8 million, up 25 percent over the same period in the prior year.

Commenting on the results, Dan Goldberg, CEO of New Skies, said:

“I am pleased to report that the strong performance New Skies achieved in the first half of the year has carried through to the third quarter.  Revenues are 14 percent higher relative to the same period last year, a consequence of the improvement in our fill rate to 63 percent compared to 55 percent a year ago and an environment where pricing has been stable.  New business and renewals in the quarter were driven in large part by demand from government users as well as corporate network and video requirements.

“As in the first half of the year, strong top line growth coupled with meaningful cost savings from our continued efforts to enhance our operational efficiency resulted in significant growth in Adjusted EBITDA and Adjusted EBITDA margins.  Relative to the same period last year, Adjusted EBITDA increased 25 percent and Adjusted EBITDA margins grew from 59 percent to 65 percent.

“In addition to our strong operating and financial performance, and as reported previously, in the third quarter we signed an agreement with SES Global S.A. affiliates that resolved certain orbital slot coordination matters. As a result of this agreement, we received $9.5 million in August of this year (which is excluded from the calculations above relating to revenue and Adjusted EBITDA growth). In addition, in August we signed an agreement with Multiemedia Limited to acquire our Australian teleport facilities for $10.0 million, which we received yesterday upon the closing of the transaction.  The proceeds from these agreements are being used to decrease our total outstanding debt, which has been reduced by more than one-third since the beginning of the year.  And in addition to our strong focus on delevering, our commitment to return value to shareholders was underscored by our recent dividend payment.

(A)      See definition of Adjusted EBITDA and the related reconciliations in Note 2 of “Notes to the consolidated quarterly financial information”.

“In sum we had a strong third quarter and first nine months and remain on track for a record year in terms of revenue and Adjusted EBITDA.”

Financial highlights:

For the three- and nine- month periods ended September 30, 2005, New Skies achieved the following financial results:

•                  Revenues for the three months ended September 30, 2005 were $61.2 million, an increase of $7.4 million, or 14 percent, from $53.8 million in the same period in 2004. For the first nine months of 2005, revenues were $179.1 million, up $22.2 million, or 14 percent, compared to $156.9 million in the first nine months of 2004. These amounts exclude proceeds arising from the resolution of certain orbital slot coordination matters in 2005 and 2004. The revenue growth was primarily due to an increase in the overall satellite fleet fill rate to 63 percent as of September 30, 2005 compared to 55 percent as of September 30, 2004.

•                  Cost of Operations and Selling, General and Administrative costs, decreased by $1.8 million, or 8 percent, in the quarter relative to the same period last year, primarily as a result of reductions in third party teleport costs and other operating expenditures.

For the nine month period, our Cost of Operations and Selling, General and Administrative costs decreased by $7.3 million, or 10 percent, as compared to the same period in 2004, primarily due to lower third party teleport costs, in-orbit insurance and overall operating expenditures.

•                  Stock-based compensation recorded in accordance with Statement of Financial Accounting Standards was $4.4 million and $17.6 million for the three- and nine-month periods ended September 30, 2005, respectively, compared to $0.2 and $1.6 million, respectively, in the same periods in 2004.

•                  The company received a one-time payment from SES Global S.A. affiliates of $9.5 million in the third quarter 2005 arising from the successful resolution of certain frequency coordination matters. Coupled with the frequency coordination payment received in the first quarter 2005, total amounts received were $19.5 million for the first nine months of 2005. In 2004, we received a one-time payment from Intelsat LLC of $32.0 million relating to frequency coordination matters.

•                  Interest expense, net was $12.3 million and $48.2 million for the three- and nine-month periods ended September 30, 2005, respectively, compared to $0.2 million and $0.8 million, respectively, in the same periods in 2004. The net increase was due to the addition of new debt issued in connection with the purchase of New Skies Satellites N.V. by affiliates of The Blackstone Group in November 2004. Also included are non-cash charges of $0.9 million and $9.5 million, for the three- and nine-month periods ended September 30, 2005, respectively, related to the accelerated amortization of debt issuance costs associated with the early repayments of a portion of the term loan facility.

•                  Net income for the third quarter of 2005 was $6.1 million compared to $2.2 million in the same period in the prior year. For the nine-month period net loss was $6.7 million compared to net income of $21.8 million in the same period in 2004.

•                  In the third quarter of 2005, Adjusted EBITDA was $39.8 million, compared to $31.9 million for the same period in the prior year, reflecting an increase of $7.9 million, or 25 percent. Adjusted EBITDA margin increased to 65 percent in the third quarter of 2005 from 59 percent in the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2005 increased $25.4 million, or 28 percent, to $115.2 million, as compared to $89.8 million for the same period in 2004. The Adjusted EBITDA margin for the nine-month period ended September 30, 2005 was 64 percent compared to 57 percent in the same period in 2004.

•                  Backlog at the end of the third quarter of 2005 was $538 million, approximately two and a half times annual revenues, compared to $620 million in the same period last year and $517 million at the beginning of 2005.  As previously disclosed, the decline in backlog compared to 2004 in large part relates to a one-time adjustment in the fourth quarter 2004 relating to the termination of two long term agreements.

•                  Total long-term debt as of September 30, 2005 was $488.6 million, reflecting a total paydown of $256.4 million for the first nine months of 2005, thus reducing long-term third party debt(B) to Adjusted EBITDA(C) from 6.2x as of December 31, 2004 to 3.3x as of September 30, 2005.

•                  During the quarter ended September 30, 2005, New Skies also declared a quarterly cash dividend for the third quarter of 2005, in the amount of $0.463125 per share, with an intended dividend level of $1.8525 per share for the first four full fiscal quarters following the initial public offering which was completed in May 2005.

•                  On November 8, 2005, New Skies announced the completion of the sale of its Australian subsidiary, New Skies Networks PTY Limited, to Multiemedia Limited for $10.0 million. The company will use the net proceeds of the sale transaction to further reduce outstanding borrowings under its term loan facility.

(B)        Long-term third party debt includes borrowings under the senior secured credit facilities and amounts outstanding under the senior floating rate notes and senior subordinated notes, amounting to $745.0 million and $488.6 million as of December 31, 2004 and September 30, 2005, respectively.

(C)        Adjusted EBITDA for the twelve month periods ended December 31, 2004 and September 30, 2005 was $120.5 million and $145.9 million, respectively.

As an update to New Skies’ August 2005 press statement regarding the Intelsat IS-804 satellite failure, Lockheed Martin has completed its investigation of this failure, although it has not yet released its final report.  Based upon information provided to New Skies by Lockheed Martin, it is New Skies’ understanding that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that in turn caused the failure of the satellite’s high voltage power system.  New Skies further understands that, although this risk exists for other satellites of the same series manufactured by Lockheed Martin, including two satellites owned by New Skies (NSS-5 and NSS-806), the risk to any individual satellite is low.

About New Skies Satellites (NYSE: NSE)

New Skies is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit, one spacecraft under construction (NSS-8) and ground facilities around the world. New Skies is headquartered in Hamilton, Bermuda, and has subsidiaries with offices in The Hague, Hong Kong, New Delhi, São Paulo, Singapore, Sydney and Washington, D.C.

Conference call:

CEO Dan Goldberg and CFO Andrew Browne will host a conference call today at 11:00 a.m. (EST). To listen in please dial +1 877 491 0064, passcode “New Skies.” International dial-in number is +1 334 323 6201.

The call will also be webcast live on the New Skies web site at: http://www.newskies.com/investors.htm.

The conference call will be available for replay, 24 hours a day for the subsequent 5 working days and will also be archived on New Skies’ website. The dial-in number for the replay is +1 888 365 0240 or +1 954 334 0342 for international callers.  Passcode: 682946.

For inquiries, please contact:

Boris Djordjevic	+1 202 478 7145
Investor Relations, New Skies Satellites
investorrelations@newskies.com

Melanie Dickie	+1 202 478 7144
Corporate Communications, New Skies Satellites
mdickie@newskies.com

Safe Harbor

Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 provide a “safe harbor” for forward-looking statements made by an issuer of publicly traded securities and persons acting on its behalf.  New Skies Satellites Holdings Ltd. has made certain forward-looking statements in this document in reliance on those safe harbors.  A forward-looking statement concerns the company’s or management’s intentions or expectations, or are predictions of future performance.  These statements are identified by words such as “intends”, “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should” and similar expressions.  By their nature, forward-looking statements are not a matter of historical fact and involve risks and uncertainties that could cause New Skies’ actual results to differ materially from those expressed or implied by the forward-looking statements for a number of reasons.  Factors which may affect the future performance of New Skies include: delays or problems in the construction or launch of future satellites; technical performance of in-orbit satellites and earth-based infrastructure; increased competition and changes in technology; growth of and access to the company’s target markets; legal and regulatory developments affecting the company’s business; and worldwide business and economic conditions, among other things.  These risks and other risks affecting New Skies’ business are described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including but not limited to New Skies’ Registration Statement on Form S-1 (File No. 333-122322). Copies of these filings may be obtained by contacting the SEC.  New Skies disclaims any obligation to update the forward-looking statements contained in this document.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Balance Sheets

September 30, 2005 and December 31, 2004 (unaudited)
(In thousands of U.S. Dollars, except share data)

	September 30,	December 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$53,918	$37,974
Trade receivables	35,421	36,371
Prepaid expenses and other assets	5,404	10,591
Total Current Assets	94,743	84,936

Communications, plant and other property, net	634,640	895,906
Intangible assets	28,276	—
Deferred tax asset	18,578	17,362
Debt issuance costs	20,096	32,109
Restricted cash	30,000	—
TOTAL	$826,333	$1,030,313

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable and accrued liabilities	$26,960	$28,381
Accrued interest	12,805	4,880
Dividends payable	15,341	—
Income taxes payable	20,055	20,480
Deferred tax liabilities	7,468	10,848
Deferred revenues and other liabilities	24,291	21,031
Satellite performance incentives	5,090	6,332
Total Current Liabilities	112,010	91,952

Deferred revenues and other liabilities	9,052	10,224
Satellite performance incentives	29,531	30,597
Preferred equity securities subject to mandatory redemption	—	164,327
Long-term debt	488,560	745,000
Total Liabilities	639,153	1,042,100

Shareholders’ Equity (Deficiency)
Ordinary Shares(D) (57,142 shares authorized, par value $35.00; 43,312 shares issued as of December 31, 2004)	—	1,516
Preferred Shares (250,000,000 shares authorized, par value $0.01; none issued)	—	—
Ordinary Shares(D) (500,000,000 shares authorized, par value $0.01; 32,299,631 shares issued as of September 30, 2005)	323	—
Additional paid-in capital	300,988	—
Accumulated deficit	(114,515)	(13,973)
Accumulated other comprehensive income	384	670
Total Shareholders’ Equity (Deficiency)	187,180	(11,787)
TOTAL	$826,333	$1,030,313

See notes to the consolidated quarterly financial information

(D)       At December 31, 2004, ordinary shares relate to New Skies Investment S.a.r.l.  As part of the reorganization that occurred on May 10, 2005, New Skies Satellites Holdings Ltd. indirectly acquired the shares of New Skies Investments S.a.r.l. and became the Group’s ultimate parent company.  At September 30, 2005, 32,299,631 shares were issued and outstanding.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Statements of Income

Three- and nine-month periods ended September 30, 2005 and 2004 (unaudited)
(In thousands of U.S. Dollars, except per share data)

	Three-month periods ended September 30		Nine-month periods ended September 30
	Successor(E)	Predecessor(E)	Successor(E)	Predecessor(E)
	2005	2004	2005	2004
Revenues	$61,242	$53,781	$179,136	$156,889

Operating expenses:
Depreciation	24,039	25,976	71,317	77,619
Cost of operations	11,239	13,548	33,068	40,759
Selling, general and administrative	10,187	9,692	30,841	30,452
Stock-based compensation	4,412	198	17,581	1,594
Monitoring agreement fees	—	—	6,938	—
Transaction related expenses	—	780	—	3,626
Total Operating Expenses	49,877	50,194	159,745	154,050

Gain on frequency coordination	9,500	—	19,500	32,000

Operating Income	20,865	3,587	38,891	34,839

Interest expense, net	12,340	194	48,226	782
Income (Loss) Before Income Tax Expense (Benefit)	8,525	3,393	(9,335)	34,057

Income tax expense (benefit)	2,430	1,222	(2,661)	12,261
Net Income (Loss)	$6,095	$2,171	$(6,674)	$21,796

Earnings (Loss) Per Share(3)
Basic	$0.19	$0.02	$(0.26)	$0.18
Diluted	$0.18	$0.02	$(0.26)	$0.18

Weighted Average Shares Outstanding(3) (in thousands of shares)
Basic	32,289	118,277	25,654	118,057
Diluted	33,825	120,075	25,654	119,797

See notes to the consolidated quarterly financial information

(E)         New Skies Satellites Holdings Ltd. commenced trading on May 10, 2005, the date upon which the Company successfully completed its Initial Public Offering (the “IPO”).  Immediately prior to the IPO, the Company performed an internal restructuring pursuant to which pre-existing shareholders indirectly contributed 100 percent of the equity and preferred equity certificates of New Skies Satellites S.a.r.l. to New Skies Satellites Holdings Ltd.  As New Skies Satellites Holdings Ltd. did not trade prior to the restructuring, the results for the nine-month period ended September 30, 2005 represent the combination of the results of New Skies Investments S.a.r.l for the period up to and including the date of the restructuring and those of New Skies Satellites Holdings Ltd. for the periods thereafter (the “successor”).

On November 2, 2004, New Skies Investments S.a.r.l, through its wholly owned subsidiaries New Skies Holding B.V. and New Skies Satellites B.V., purchased substantially all of the assets and liabilities of New Skies Satellites N.V.  Prior to this transaction, New Skies Investments S.a.r.l did not trade.  Accordingly, the results for the quarter and the nine-month period ended September 30, 2004 represent the results of New Skies Satellites N.V. (the “predecessor”).

New Skies Satellites Holdings Ltd. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

Nine-month periods ended September 30, 2005 and 2004

(In thousands of U.S. Dollars)

	Nine-month periods ended September 30
	Successor	Predecessor
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(6,674)	$21,796

Adjustments for non-cash items:
Depreciation	71,317	77,619
Deferred taxes	(4,586)	1,057
Stock-based compensation expense	12,126	1,594
Non-cash interest on preferred equity securities	4,379	—
Amortization of debt issuance costs	12,527	321

Changes in operating assets and liabilities:
Trade receivables	926	(302)
Prepaid expenses and other assets	5,325	5,742
Accounts payable and accrued liabilities	(1,331)	2,696
Accrued interest	7,925	—
Income taxes payable	(408)	10,373
Other liabilities	2,111	960
Net Cash Provided By Operating Activities	103,637	121,856

Cash flows from investing activities:
Payments for communication, plant and other property	(4,379)	(5,961)
Reimbursement of NSS-8 construction costs	168,000	—
Increase in restricted cash	(30,000)	—
Net Cash Provided by (Used In) Investing Activities	133,621	(5,961)

Cash flows from financing activities:
Repayment of long-term debt	(256,440)	—
Proceeds from Initial Public Offering, net of expenses	202,313	—
Issue of preferred equity certificates	4,639	—
Repayment of preferred equity securities	(88,000)	—
Dividends paid	(78,527)	(4,457)
Stock options exercised	—	3,138
Satellite performance incentives and other	(5,247)	(4,532)
Net Cash Provided By (Used In) Financing Activities	(221,262)	(5,851)

Effect of exchange rate differences	(52)	403

Net change in cash and cash equivalents	15,944	110,447
Cash and cash equivalents, beginning of year	37,974	23,253
Cash and cash equivalents, end of period	$53,918	$133,700

Cash payments for interest (net of amounts capitalized) were $23.9 million and nil for the nine-month periods ended September 30, 2005 and 2004.  Income taxes paid amounted to $2.4 million and $1.6 million for the nine-month periods ended September 30, 2005 and 2004, respectively.

See notes to the consolidated quarterly financial information.

New Skies Satellites Holdings Ltd. and Subsidiaries

Notes to the consolidated quarterly financial information

(in thousands of U.S. dollars)

Three- and nine-month periods ended September 30, 2005 and 2004 (unaudited)

(1)         Basis of presentation

New Skies Satellites Holdings Ltd. commenced trading on May 10, 2005, the date upon which the Company successfully completed its Initial Public Offering (the “IPO”).  Immediately prior to the IPO, the Company performed an internal restructuring pursuant to which pre-existing shareholders contributed 100 percent of the equity and preferred equity certificates of New Skies Satellites S.a.r.l. to New Skies Satellites Holdings Ltd.  As New Skies Satellites Holdings Ltd. did not trade prior to the restructuring, the results for the nine-month period ended September 30, 2005 represent the combination of the results of New Skies Investments S.a.r.l for the period up to and including the date of the restructuring and those of New Skies Satellites Holdings Ltd. for the periods thereafter (the “successor”).

On November 2, 2004, New Skies Investments S.a.r.l, through its wholly owned subsidiaries New Skies Holding B.V. and New Skies Satellites B.V., purchased substantially all of the assets and liabilities of New Skies Satellites N.V.  Prior to this transaction, New Skies Investments S.a.r.l did not trade.  Accordingly, the results for the quarter and the nine-month period ended September 30, 2004 represent the results of New Skies Satellites N.V. (the “predecessor”).

(2)         Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (i.e. earnings before interest, taxes, depreciation and amortization), further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities.  We use Adjusted EBITDA to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities.  For instance, both the indentures governing the notes and the senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA.  Non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions.  Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA as presented in this release may not be comparable to similarly titled measures reported by other companies.  The following table sets forth the reconciliation of net cash provided by operating activities and net income (loss) to EBITDA and Adjusted EBITDA for the periods indicated.

Reconciliation of Net Income (Loss) to EBITDA

	Three-month periods ended September 30,		Nine-month periods ended September 30,
	2005	2004	2005	2004

Net income (loss)	$6,095	$2,171	$(6,674)	$21,796
Income tax expense (benefit)	2,430	1,222	(2,662)	12,261
Interest expense, net	12,340	194	48,226	782
Depreciation	24,039	25,976	71,317	77,619
EBITDA	$44,904	$29,563	$110,207	$112,458

Reconciliation of EBITDA to Adjusted EBITDA

	Three-month periods ended September 30,		Nine-month periods ended September 30,
	2005	2004	2005	2004

EBITDA	$44,904	$29,563	$110,207	$112,458
Gain arising on frequency coordination(a)	(9,500)	—	(19,500)	(32,000)
Transaction related expenses(b)	—	780	—	3,626
Unused satellite capacity leased from third party(c)	—	1,404	—	4,119
Costs related to stock-based compensation (d)	4,412	198	17,581	1,594
Monitoring fee paid to Blackstone Management Partners IV L.L.C.(e)	—	—	6,938	—
Adjusted EBITDA	$39,816	$31,945	$115,226	$89,797

(a)               Reflects a one-time payment from Intelsat LLC of $32.0 million in 2004 and payments from SES Global affiliates of $10.0 million in the first quarter 2005 and $9.5 million in the third quarter 2005 following the successful resolution of certain frequency coordination matters.

(b)              Represents non-recurring costs incurred in connection with the purchase of assets and liabilities of New Skies Satellites N.V.

(c)               Reflects costs related to unused capacity on leased transponders, with the underlying contract expiring in November 2004.

(d)              Stock-based compensation includes $5.4 million of cash payments made for bonuses and taxes due.

(e)               Reflects the monitoring fee paid to Blackstone Management Partners IV L.L.C., of which $6.1 million represents a payment for the termination of the monitoring agreement in connection with the Company’s Initial Public Offering.

Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss)

	Three-month periods ended September 30,		Nine-month periods ended September 30,
	2005	2004	2005	2004

Net cash provided by operating activities	$48,401	$31,645	$103,637	$121,856
Depreciation	(24,039)	(25,976)	(71,317)	(77,619)
Deferred taxes	(1,767)	(282)	4,586	(1,057)
Stock-based compensation expense	(4,387)	(198)	(12,126)	(1,594)
Amortization of debt issuance costs	(1,750)	—	(12,527)	(321)
Change in operating assets and liabilities	(10,363)	(3,018)	(14,548)	(19,469)
Interest on preferred equity securities	—	—	(4,379)	—
Net Income (loss)	$6,095	$2,171	$(6,674)	$21,796

(3)         Earnings (Loss) per share

Basic net earnings (loss) per share is computed by dividing net income (loss) by the weighted average ordinary shares outstanding.  For the purpose of calculating the weighted average shares outstanding for the nine-month period ended September 30, 2005, the effects of the internal restructuring immediately prior to the Initial Public Offering are deemed to have occurred at the beginning of the period, and reflect 18.5 million shares.

Diluted earnings (loss) per share reflects the potential dilution that could occur if potential dilutive securities, such as stock options, convertible securities and contracts that may be settled in cash or stock, were converted to shares as of the beginning of the period, if dilutive. For the purpose of calculating diluted loss per share for the nine-month period ended September 30, 2005, approximately 1.5 million potentially dilutive common shares relating to outstanding stock options have been excluded from the calculation of adjusted weighted average shares outstanding as their inclusion would have had an anti-dilutive effect due to the net loss in that period.